News from Finet


Dan Rawitch, President               Brian Bailey
Finet Holdings Corporation           Rubenstein Assoc, Inc.
415-263-5430                         212-843-9258
dan@theptn.com

                   FINET REPORTS FY99 SECOND QUARTER RESULTS

           Company announces $14.7 million Equity Private Placement and $9.5 million Convertible Securities Restructuring

            Management focuses Company Operations to Capitalize on
                   Growing E-commerce Business Opportunities

     SAN FRANCISCO, CA , December 22, 1998 -- Finet Holdings Corporation (Nasdaq: FNHC) today announced results of operations for its fiscal 1999 second quarter which ended October 31, 1998. At the same time, the Company announced that it has signed agreements for a total of $14.7 million in private placements of common stock and restructuring of both its $7 million of Convertible Debentures and its $2.5 million of Convertible Preferred Stock. Additionally, Finet's management team, led by Chairman & CEO Mark Korell, is reviewing and redirecting the focus of the Company's operating units to more directly reflect the Company's strategy of concentrating on the growth opportunities to deliver E-commerce real estate services to the growing U.S. Internet audience.
     Consolidated revenues for the three months ending October 31, 1998 increased 148% to $6.2 million from $2.5 million in the prior year, after restating for last year's acquisition of Coastal Federal Mortgage Company ("Coastal"), and including the contribution of Mical Mortgage, Inc. ("Mical") since its purchase by Finet on May 19, 1998. Consolidated revenues for the six months ending October 31, 1998 increased 113% to $13.4 million from $6.3 million in the same period last year. Expenses for the same three-month periods of 1998 and 1997 were $11.0 million and $4.3 million, respectively, and, for the six-month periods, were $20.7 million and $9.2 million, respectively. Consolidated net loss for the quarter ending October 31, 1998 increased to $4.8 million, or $0.14 per share, from the $1.9 million, or $0.06 per share loss reported in the prior year. Consolidated net loss for the six-month periods increased to $7.4 million, or $0.23 per share, from the $3.0 million, or $0.10 per share, reported in the prior year.
     Revenue increases were due primarily to higher loan volumes and the $1.3 million contribution of Interloan.com, the Company's new Internet mortgage services unit. Expense increases were due primarily to higher compensation and occupancy costs associated with the acquisitions, additional professional fees
associated  with  the  acquisitions,  increased  marketing  activity,   higher
mortgage credit facility borrowing rates and debenture premium expense amortization.
     The following events are part of the company's plan to strengthen its capital structure and management team, prioritize and capture E-commerce business opportunities, eliminate marginal non-E-commerce operations, and focus on achieving near term profitability.
1. Capital Structure The Company's capital structure is being significantly improved. The Company recently signed agreements for a total of $14.7 million in private placements of its common stock. Holders of the Company's $7 million of convertible debentures and $2.5 million of Preferred Stock also have agreed to restructure their securities by redeeming the Preferred Stock and $1.5 million of Debentures, with the remaining $5.5 million of Debentures converted
  into   common  stock.  These  transactions,  in  the  aggregate,  will   add
  approximately $18.0 million to the Company's shareholders' equity. The new common shares issued pursuant to these transactions have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements.
2. Management Since the end of the prior fiscal quarter, the Company's management has been strengthened by the addition of Chairman & CEO Mark Korell, EVP Capital Markets Michael Conway and EVP Finance & Administration Thomas Porter, all three of whom have extensive public company and/or industry management experience.
3. E-commerce Business Opportunities In Finet's rapidly evolving product mix, electronically originated loans have taken the lead over traditional loan applications. In October and November, more than 55% of wholesale loans were completed using Fannie Mae's automated underwriting system. A just completed exclusive alliance with a leading aggregator of mortgage leads on the Internet will enable consumers to select online loan approvals directly through Finet's iQualify.com technology or receive personalized advice and assistance through its Interloan.com service. In another major new alliance, Finet will exclusively operate the Finance Center site on a major new Internet/print media real estate portal covering 27 major metro areas that goes live next month.
4. Operations The Company is reviewing the operations and economics of Mical, a traditional, non-electronic commerce FHA/VA mortgage banker acquired in May 1998, to determine how best to maximize shareholder value. The Company is consulting with lenders, governmental regulatory agencies, loan investors and outside consultants. On December 15, 1998, the Company's Board of Directors approved a preliminary restructuring plan. The Company is assessing the future economic value of the goodwill recorded in the purchase transaction along with the other assets of Mical and determining the provision necessary to recognize costs associated with restructuring and integrating operations. The Company anticipates that these charges will total approximately $7 to $8 million and will be recognized in the third fiscal quarter when the plan is finalized. Additionally, Mortgage Marketing Concepts, Finet's mortgage lead telemarketing unit, has been discontinued. These actions are expected to eliminate redundancies, slash costs and sharpen Finet's focus toward online prime and special markets mortgage financing activities.
5. Profitability Management has set achieving a monthly operating profit in the first quarter of Finet's next fiscal year as its primary enterprise-wide objective. With a more focused revenue and earnings base, the Company continues to forge strategic relationships and to automate business processes as it further develops its on-line mortgage loan origination and fulfillment services.
     Finet CEO, Mark L Korell, commented, "Price-conscious, technology-savvy baby boomers are the largest mortgage applicant group today and the biggest Internet users. It's a natural fit. As the preference for online shopping accelerates, it is imperative that we focus Finet's systems, capabilities and financial resources on where the market is headed, not where it has been. Accordingly, we are narrowing our focus to those online areas where we have the most meaningful competitive advantages and opportunities. However painful these non-recurring special charges will be, we have taken the actions necessary to best position us to maximize future profits and shareholder value."
     Finet, an e-commerce firm, facilitates home ownership through a variety of technology-based products and automated services for consumers and real estate service providers, including Realtors, mortgage brokers, Internet home listing aggregators, title companies and other settlement services providers. Finet's Internet products include iQualify, a national award-winning service
providing   consumers   a   mortgage  approval  decision   in   minutes;   and
Interloan.com, an on-line home financing services site.

           Certain statements in this press release, including statements regarding the anticipated development and expansion of the Company's business, and the intent, belief or current expectations of the Company, its directors or its officers, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.
                          FINET HOLDINGS CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (unaudited, in thousands except per share amounts)

                                     Three Months Ended October
                                                31,
                                        1998           1997
Revenues                               $    6,193    $     2,523

Expenses                                   11,024          4,334

Loss before income taxes                  (4,831)        (1,811)

Income taxes                                    -           (42)

Net loss                               $  (4,831)     $  (1,853)

Earnings per share                       $  (.14)        $ (.06)

Shares  used to calculate earnings         32,983         28,812
per share



                                    Six Months Ended October 31,
                                        1998           1997
Revenues                                $  13,361      $   6,258

Expenses                                   20,740          9,169

Loss before income taxes                  (7,379)        (2,911)

Income taxes                                    -           (46)

Extraordinary gain, net of taxes                -              3

Net loss                                 $(7,379)     $  (2,953)

Earnings per share                       $  (.23)        $ (.10)

Shares  used to calculate earnings         32,728         28,642
per share


                           FINET HOLDING CORPORATION
                           CONDENSED BALANCE SHEETS
                           (unaudited, in thousands)


                                                   October 31,
                                                      1998
Assets

Cash and short-term investments                   $         137

Accounts receivable from sales of mortgage loans
 and servicing rights                                    15,822

Mortgage  loan  servicing  advances  and   other          3,303
receivables

Mortgages held for sale, net                            103,771

Mortgage servicing rights                                 4,604

Property and Equipment, net                               2.323

Goodwill                                                  4,593

Other Assets                                              3,591

     Total assets                                    $  138,000

Liabilities

Warehouse lines of credit                               116,156

Other liabilities                                        20,617

Deferred income taxes                                         0

Shareholders' Equity                                      1,227

     Total liabilities and shareholders' equity      $  138,000


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